Exhibit 99.12
Execution Copy

SENIOR PREFERRED UNITS
SECURITIES PURCHASE AGREEMENT
by and between
DELSTAFF, LLC
and
D. E. SHAW LAMINAR PORTFOLIOS, L.L.C.

Dated as of June 29, 2007

9,500,000 Senior Preferred Units
and
additional Senior Preferred Units in connection with the Earn-Out Closing

i

SCHEDULES

Schedule 1.1A	-	Refinanced Agreements
Schedule 5.6	-	Litigation
Schedule 5.13(a)	-	Subsidiaries
Schedule 5.13(b)	-	Equity Interests
Schedule 5.17	-	Intellectual Property
Schedule 5.20	-	Ownership
Schedule 5.22	-	Material Agreements
Schedule 5.23	-	Transactions with Affiliates
EXHIBITS

Exhibit A	-	Form of LLC Agreement
Exhibit B	-	Form of Officer’s Certificate
Exhibit C	-	Form of Secretary’s Certificate
Exhibit D	-	Form of Senior Preferred Unit Certificate
Exhibit E	-	Form of Legal Opinions

     Execution Copy
SENIOR PREFERRED UNITS
SECURITIES PURCHASE AGREEMENT
     THIS SENIOR PREFERRED UNITS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of June 29, 2007, by and between DELSTAFF, LLC, a Delaware limited liability company (the “Company”), and D. E. SHAW LAMINAR PORTFOLIOS, L.L.C., a Delaware limited liability company (“LamPort” and collectively with its successors and assigns, the “Purchaser”).
STATEMENT OF PURPOSE
     WHEREAS, the Company is a holding company which currently owns 8,262,696 shares of common stock of Westaff, Inc., a Delaware corporation (“Westaff”), representing approximately 49.7% of the outstanding shares of common stock of Westaff;
     WHEREAS, the Purchaser intends to invest in the Company by purchasing (i) 9,500,000 Senior Preferred Units (as defined below) for the aggregate purchase price of $9,500,000 and the Company plans to issue and sell the Senior Preferred Units and (ii) up to an additional 2,800,000 Senior Preferred Units to fund the Earn-Out Payment up to the aggregate purchase price of $2,800,000; and
     WHEREAS, simultaneous with the transactions contemplated herein, the Purchaser intends to invest in the Company by purchasing 1,575,000 Class A Units (as defined below) of the Company for the aggregate purchase price of $1,575,000 representing approximately 15% of the company’s outstanding Common Units on a fully-diluted basis pursuant to the Class A Units Securities Purchase Agreement, dated as of the Closing Date; and
     WHEREAS, the Company and the Purchaser have reached certain agreements with regard to the foregoing transactions, all upon the terms and conditions more particularly described herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
     “200-Day Moving Average” means the average of the Closing Prices of one share of Westaff Common Stock during the 200 consecutive Trading Days ending on the Trading Day prior to the applicable measurement date.
     “Act” means the Delaware Limited Liability Company Act, codified at Del. Code Ann. tit. 6 § 18-101 et seq., as amended from time to time.
     “Acquisition” means the acquisition by the Company (and its Affiliates, as applicable) of the Acquired Shares.

     “Acquisition Agreement” means the Stock Purchase Agreement dated as February 28, 2007, by and among the Company, Stover, and the other stockholders party thereto (collectively, the “Stover Stockholders”) pursuant to which the Company acquired 7,933,396 shares of the Westaff Common Stock of Westaff (the “Stover Acquired Shares”).
     “Acquisition Documents” has the meaning set forth in Section 5.24.
     “Acquired Shares” means collectively the Stover Acquired Shares and the Westaff Common Stock acquired pursuant to the Contribution Agreement.
     “Actual Knowledge of the Company” means to the actual knowledge of the Company or the Sponsor in their capacities as direct or indirect equity holders of Westaff and shall not be deemed to include the actual knowledge of employees of the Company or the Sponsor who sit on the Board of Directors of Westaff which is received by such employees as a result of or in their capacity as a member of the Board of Directors of Westaff but which is not otherwise available to shareholders of Westaff.
     “Affiliate” means, with respect to a Person, (a) any director, executive officer, general partner, managing member or other manager of such Person, (b) any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person and (c) if such Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual, any trust whose principal beneficiary is such individual or one or more members of such individual’s immediate family and any Person who is Controlled by any such member or trust.
     “Agreement” means this Senior Preferred Units Securities Purchase Agreement dated as of the Closing Date by and between the Company and the Purchaser, as amended, modified or supplemented from time to time.
     “Approved Fund” means any Fund that is administered or managed by (a) a Purchaser, (b) an Affiliate of a Purchaser or (c) an entity or an Affiliate of an entity that administers or manages a Purchaser.
     “Audited Financial Statements” means the audited consolidated balance sheet of Westaff for the fiscal year ended December 31, 2006, and the related statements of income, shareholders’ equity and cash flows for such fiscal year of Westaff, including the notes thereto.
     “Available to the Company or the Sponsor” means available to the Company or the Sponsor in their capacities as direct or indirect equity holders of Westaff and shall not be deemed to include information available to employees of the Company or the Sponsor who sit on the Board of Directors of Westaff which is received by such employees as a result of or in their capacity as a member of the Board of Directors of Westaff but which is not otherwise available to shareholders of Westaff.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person"(as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

     “Board of Directors” means (i) with respect to a corporation, the board of directors of the corporation; (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (iii) with respect to any other Person, the board, manager or committee of such Person serving a similar function.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Houston, TX, Salt Lake City, UT or New York, NY.
     “Class A Units” means the Class A Units of the Company as described in the LLC Agreement.
     “Class A Units Securities Purchase Agreement” means that certain Unit Purchase Agreement dated as of the Closing Date by and between the Company and the Purchaser.
     “Closing” has the meaning assigned thereto in Section 2.2.
     “Closing Date” has the meaning assigned thereto in Section 2.2.
     “Closing Prices” means (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Market, the last reported trade price or sale prices, as the case may be, at 4:00 p.m., New York time, on that Trading Day; (ii) for securities listed or traded on other exchanges, markets or systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system; and (iii) for securities not listed or traded on any exchange, market or system, as determined in good faith by the board of directors of Westaff in a resolution of such board.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.
     “Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.
     “Company” has the meaning assigned thereto in the Preamble.
     “Contractual Obligations” means, with respect to a Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote fifteen percent (15%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Earn-Out Closing” has the meaning assigned thereto in Section 2.4.

     “Earn-Out Closing Date” has the meaning assigned thereto in Section 2.4.
     “Earn-Out Funding Notice” has the meaning assigned thereto in Section 2.3.
     “Earn-Out Funding Notice” has the meaning assigned thereto in Section 2.3.
     “Earn-Out Payment” means the obligation of the Company to pay to Stover $0.35 in cash per Stover Acquired Share if on the first anniversary of February 28, 2007, the 200-Day Moving Average is equal to or greater than $5.25.
     “Eligible Transferee” means: (a) Purchaser, (b) an Affiliate of a Purchaser; (c) an Approved Fund; and (d) or any other Person in compliance with the terms of the LLC Agreement.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchisees, licenses, agreements or governmental restrictions relating to pollution and the protection of the environments or the release of any materials into the environment, including those related to hazardous substances of wastes, air emissions and discharges to waste or public systems.
     “Equity Documents” means, collectively, this Agreement, the Class A Units Securities Purchase Agreement, the HIG/LamPort Letter Agreement and the LLC Agreement.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulation promulgated thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 400 l(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
     “Event of Noncompliance” shall have the meaning ascribed to such term in the LLC Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as the same may be amended, supplemented, or replace, and the rules of the Commission thereunder.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central bank).
     “HIG Bridge Contribution” means the contribution made to the Company by the Sponsor on or about February 28, 2007 for Westaff Common Stock in the amount of $1,814,443 returned to the Sponsor upon the consummation of the transaction contemplated by this Agreement.
     “HIG Management Agreements” means (i) the Investment Advisory Services Agreement, dated February 27, 2007, between the Borrower and the Sponsor and (ii) the Management Services Agreement, dated February 27, 2007, between the Borrower and the Sponsor.
     “HIG/LamPort Letter Agreement” means that certain letter agreement dated as of the Closing Date by and between H.I.G. Capital, L.L.C., H.I.G. Staffing 2007, Ltd. and the Purchaser.
     “Indemnified Party” has the meaning assigned thereto in Section 8.1.
     “IP Rights” has the meaning assigned thereto in Section 5.17.
     “LamPort” has the meaning assigned thereto in the Preamble.
     “Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of any Governmental Authority.
     “Liabilities” has the meaning assigned thereto in Section 8.1.

     “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, any financing lease having substantially the same economic effect as any of the foregoing, any option or other agreement to sell or give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction), whether or not filed, recorded or otherwise perfected under applicable Law.
     “LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of the Closing Date, by and among the Company and its members, substantially in the form of Exhibit A hereto, as amended, modified or supplemented from time to time.
     “Margin Stock” means “margin stock” as such term is defined in Regulation U.
     “Material Adverse Effect” means (a) a material adverse effect on the properties, assets, liabilities (actual or contingent), business, operations, income or condition (financial or otherwise) of the Company, (b) a material impairment of the ability of the Company, to perform its material obligations under any of the Equity Documents to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Equity Document to which it is a party.
     “Material Agreements” has the meaning assigned thereto in Section 5.22.
     “Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Company and the Required Holders may select.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 400l(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Notes” means the senior secured term notes in the aggregate original principal amount of $17,500,000 to be issued by the Company to Purchaser pursuant to the Senior Credit Agreement, as the same may be modified, supplemented, restated and/or amended from time to time in accordance with the terms hereof and thereof.
     “Organization Documents” means, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

     “Permitted Liens” has the meaning specified in Section 8.01 of the Senior Credit Agreement, in effect as of the Closing Date.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Person” means any individual, firm, corporation, partnership, trust, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Purchaser” has the meaning assigned thereto in the Preamble and its successors and assigns.
     “Refinanced Agreements” means those instruments, documents and agreements listed on Schedule 1.1A for the $24.0 million bridge loan provided by Stover to the Company to acquire up to approximately 49.7% of the stock of Westaff.
     “Related Parties” means, with respect to any Person, such Person’s (a) Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates and (b) spouses, lineal ancestors or descendants, natural or adopted, and spouses of lineal ancestors or descendants, or trusts for the sole benefit of any of such Person’s Affiliates.
     “Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Required Holders” has the meaning assigned thereto in Section 9.5.
     “Requirements of Law” means, with respect to a Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.
     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Company and the Required Holders may select.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

     “Senior Credit Documents” means the Credit Agreement, dated as of June 29, 2007, by and among the Company, Laminar Direct Capital L.P., as lender and as the agent, and the other lenders party thereto (the “Senior Credit Agreement”), the Notes, the collateral documents and any other ancillary documents or other agreements entered into in connection therewith.
     “Senior Preferred Units” means the Senior Preferred Units of the Company, or any other Equity Interest of the Company into which such units are reclassified or reconstituted, as described in the LLC Agreement.
     “Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person believes it is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small working and permanent capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person (on a going concern basis) is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person (on a going concern basis) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability for which such Person is not entitled to indemnification.
     “Specified Affiliate Transactions” has the meaning assigned thereto in Section 5.23.
     “Sponsor” means H.I.G. Capital Management, Inc. and its Affiliates (“HIG”).
     “Sponsor Approved Funds” means with respect to any Person, any Fund that is controlled by (i) such Person, (ii) an Affiliate of such Person or (iii) an entity that controls such Person.
     “Sponsor Group” means the Sponsor and any of its Subsidiaries or Affiliates (other than Affiliates that are operating companies or Controlled by operating companies).
     “Stover” means W. Robert Stover.
     “Stover Acquired Shares” means the 7,933,396 shares of Westaff Common Stock acquired by the Company pursuant to that certain Stock Purchase Agreement dated as of February 28, 2007 by and among the Company, Stover and the other stockholders party thereto.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have more than 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
     “Trading Day” means any day that the exchange, market or system on which the Stover Acquired Shares are traded is open for trading.
     “Transaction” means the events contemplated by the Transaction Documents.
     “Transaction Documents” means, collectively, the Senior Credit Documents and the Equity Documents.
     “Transfer” means the sale, pledge, assignment, or other transfer of the Senior Preferred Units, in whole or in part, and of the rights of the holder thereof with respect thereto and under this Agreement.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 400l(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” shall mean the United States of America.
     “Westaff” has the meaning set forth in the Statement of Purpose.
     “Westaff Common Stock” means the common stock of Westaff.
     1.2 Accounting Terms and Determinations.
     All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein or as disclosed to the Purchaser on or prior to the Closing Date.
     1.3 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
PURCHASE AND SALE OF SECURITIES
     2.1 Purchase and Sale of the Senior Preferred Units. Subject to the terms and conditions hereof, the Company agrees to issue to the Purchaser, and the Purchaser agrees that it will acquire from the Company, on the Closing Date, 9,500,000 Senior Preferred Units for an aggregate purchase price of $9,500,000. The Senior Preferred Units shall each have the powers, rights and preferences as set forth in the LLC Agreement.
     2.2 Closing. Subject to the terms and conditions of this Agreement, the issuance and purchase of the Senior Preferred Units shall take place at the closing (the “Closing”) to be held at the offices of Moore & Van Allen PLLC at 10:00 a.m. Eastern Time on the date hereof (the “Closing Date”).

At the closing, the Company shall deliver to the Purchaser the Senior Preferred Units against delivery to the Company by the Purchaser of the purchase price therefor by wire transfer of immediately available fund.
     2.3 Purchase and Sale of the Senior Preferred Units on Earn-Out. Subject to the terms and conditions hereof (including Article IIIA), the Company agrees to issue to the Purchaser up to 2,800,000 Senior Preferred Units, and the Purchaser agrees that it will invest up to an additional $2,800,000 to acquire from the Company up to 2,800,000 Senior Preferred Units, to fund the Earn-Out Payment on such date as the Company is required to fund the Earn-Out Payment (the “Earn-Out Funding”). The Senior Preferred Units shall each have the powers, rights and preferences as set forth in the (ILLEGIBLE) Agreement. In connection with a request by the Company to make the Earn-Out Funding, the Company shall provide to the Purchaser an “Earn-Out Funding Notice” at least seven Business Days prior to the date such Earn-Out Funding is requested to be made specifying (1) that the Company is requesting the Earn-Out Funding, (2) the date such Earn-Out Funding is requested to be made, which shall be a Business Day, (3) the amount of such requested Earn-Out Funding, and (4) provide evidence to Purchaser’s satisfaction of the Company’s obligation to pay the Earn-Out Payment including a calculation in reasonable detail of the amount owing by the Company in respect thereof; provided, however, that there shall be only one Earn-Out Funding.
     2.4 Earn-Out Closing. Subject to the terms and conditions of this Agreement (including Article IIIA), the issuance and purchase of the Senior Preferred Units to fund the Earn-Out Payment shall take place at the closing (the “Earn-Out Closing”) to be held at the offices of Moore & Van Allen PLLC, at 10:00 a.m. Eastern Time on the date of the Earn-Out Payment (the “Earn-Out Closing Date”). At the Earn-Out Closing, the Company shall deliver to the Purchaser the Senior Preferred Units against delivery to the Company by the Purchaser of the purchase price therefor by wire transfer of immediately available funds.
ARTICLE III
CONDITIONS TO THE OBLIGATION OF THE PURCHASER TO CLOSE
     The obligation of the Purchaser to purchase the Senior Preferred Units, to pay the purchase price therefor at the Closing and to perform any other obligations hereunder shall be subject to the satisfaction as determined by the Purchaser of the following conditions on or before the Closing Date:
     3.1 Representations and Warranties. The representations and warranties of the Company contained in Section 5 hereof shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case thy shall be true and correct as of such earlier date).
     3.2 Officer’s Certificate. The Purchaser shall have received a certificate dated as of the Closing Date from a Manager of the Company in the form of Exhibit B to the effect that (a) all representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and (b) the Company is not in violation in any material respect of any of the covenants contained in this Agreement.
     3.3 Secretary’s Certificate, Good Standing Certificates. The Purchaser shall have received a certificate from the Company dated the Closing Date and signed by the Manager of the Company in the form of Exhibit C certifying (a) that the attached copies of the LLC Agreement or other applicable governance documents and resolutions of the Board of Managers of the Company approving this Agreement, each of the other Transaction Documents and the transactions contemplated hereby and thereby to which it is a party, are all true, complete and correct and remain unamended and in full force and effect, (b) as to the incumbency and specimen signature of each officer of the Company executing this Agreement and the other Transaction Documents to which it is a party and any other document delivered in connection herewith or therewith on behalf of the Company and (c) as to the good standing of the Company in the state of its formation and in each other state in which the Company is transacting business.
     3.4 Transaction Documents. The Purchaser shall have received and approved in its sole discretion true, complete and correct copies of the Transaction Documents and such other documents as it may reasonably request in connection with or relating to the sale of the Senior Preferred Units and the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Purchaser. There shall not have been any material modification, amendment, supplement or waiver after the date hereof to the Transaction Documents without the prior written consent of the Purchaser, including, but not limited to, any modification, amendment, supplement or waiver relating to the amount or type of consideration to be paid in connection with the transaction and the contents of all disclosure schedules and exhibits.
     3.5 Purchase Permitted by Applicable Laws. The acquisition of and payment for the Senior Preferred Units to be acquired by the Purchaser hereunder and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any Requirement of Law and (b) shall not subject the Purchaser to any penalty under or pursuant to any Requirement of Law.
     3.6 Consents and Approvals. All material consents, exemptions, authorizations or other actions by, or notices to, or filings with, Governmental Authorities and other Persons (including, without limitation, from all franchise regulatory authorities) in respect of all Requirements of Law and Contractual Obligations of the Company required in connection with the execution, delivery or performance by the Company of this Agreement and the other Transaction Documents shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions, except to the extent that the absence of such consent, exemption, authorization or other notice will not reasonably be expected to have a Material Adverse Effect.
     3.7 Disbursement Instructions. The Purchaser shall have received written instructions from the Company to the Purchaser directing the payment of any proceeds of the Senior Preferred Units that are to be paid on the Closing Date.
     3.8 No Material Adverse Effect. No event shall have occurred since April 14, 2007, which either (i) has had or could reasonably be expected to have a Material Adverse Effect or (ii) that to the Actual Knowledge of the Company, has had or could reasonably be expected to have a material adverse effect on the properties, assets, liabilities (actual or contingent), business, operations, income or condition (financial or otherwise) of Westaff and its Subsidiaries taken as a whole.
     3.9 Opinion of Counsel. The Purchaser shall have received from legal counsel for the Company favorable opinions as of the Closing Date as to each of the Equity Documents, which opinions shall be reasonably satisfactory to the Purchaser in scope and substance.
     3.10 Litigation. There shall not exist any pending litigation against or involving or, to the Company’s knowledge, investigation of any of the Company, this Agreement and the other Transaction Documents that in the reasonable judgment of the Purchaser would materially adversely affect the Company, taken as a whole, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.

     3.11 Equity Investment. On or prior to the Closing Date, (i) the Company shall have received gross cash proceeds of not less than $8,000,000 from the purchase by the Sponsor directly of Equity Interests of the Company, which proceeds shall have been contributed immediately upon receipt thereof by the Company to the capital of the Company in exchange for Westaff Common Stock, (ii) the Company shall have received other equity investments of not less than $500,000 in connection with the contribution to the Company of new equity (in the form of cash and/or rollovers of existing equity) by Mike Willis, and (iii) the Purchaser shall have received true and correct copies, certified as such by an appropriate officer of the Company, of all material documents and instruments delivered in connection therewith.
     3.12 Senior Credit Documents. On or prior to the Closing Date, (i) the Company and Purchaser shall have entered into the Senior Credit Documents on terms that are reasonably satisfactory to the Purchaser, (ii) the Purchaser shall have received true and correct copies, certified as such by an appropriate officer of the Company, of the Senior Credit Documents, together with a copy of any certificates provided under the Senior Credit Documents which the Purchaser may reasonably request, (iii) all conditions precedent to the Senior Credit Documents shall have been satisfied or waived, (iv) the Company shall have received gross cash proceeds of at least $17,500,000 from the borrowing of term notes under the Credit Documents, (v) the Company shall have utilized the full amount of such cash proceeds to make payments owing in connection with the Transaction and (vi) the Purchaser shall have received true and correct copies, certified as such by an appropriate officer of the Company of all Credit Documents and all other documents and instruments delivered in connection therewith, each of which shall be in full force and effect and shall be in form and substance (including, without limitation, with respect to tenor, amortization, interest rates, covenants, defaults, remedies, guaranties and guarantors and lien subordination) reasonably satisfactory to the Purchaser.
     3.13 Unit Certificates. The Purchaser shall have received from the Company a Senior Preferred Unit Certificate in the form of Exhibit D, each dated as of the Closing Date.
     3.14 Credit and Investment Approval. The Purchaser shall have given final investment approval.
     3.15 Due Diligence. The Purchaser shall have completed its due diligence, in form and scope reasonably satisfactory to the Purchasers, on the Company, Westaff, and the Senior Preferred Units.
ARTICLE IIIA
CONDITIONS TO THE OBLIGATION OF THE PURCHASER TO CLOSE EARN-OUT
     The obligation of the Purchaser to purchase the Senior Preferred Units to make an Earn-Out Funding at the Earn-Out Closing, to pay the purchase price therefor at the Earn-Out Closing and to perform any other obligations hereunder shall be subject to the satisfaction as determined by the Purchaser of the following conditions on or before the Earn-Out Closing Date:
     3.1A Representations and Warranties. The representations and warranties of the Company contained in Section 5 hereof shall be true and correct in all material respects on and as of the Earn-Out Closing Date as if made on and as of such date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date).
     3.2A Officer’s Certificate. The Purchaser shall have received a certificate dated as of the Earn-Out Closing Date from a Manager of the Company in the form of Exhibit B to the effect that (a) all representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and (b) the Company is not in violation in any material respect of any of the covenants contained in this Agreement.
     3.3A Secretary’s Certificate, Good Standing Certificates. The Purchaser shall have received a certificate from the Company dated the Earn-Out Closing Date and signed by the Manager of the Company in the form of Exhibit C certifying (a) that the attached copies of the LLC Agreement or other applicable governance documents and resolutions of the Board of Managers of the Company approving this Agreement, each of the other Transaction Documents and the transactions contemplated hereby and thereby to which it is a party, are all true, complete and correct and remain unamended and in full force and effect, (b) as to the incumbency and specimen signature of each officer of the Company executing this Agreement and the other Transaction Documents to which it is a party and any other document delivered in connection herewith or therewith on behalf of the Company and (c) as to the good standing of the Company in the state of its formation and in each other state in which the Company is transacting business.
     3.4A Transaction Documents. The Purchaser shall have received and approved in its sole discretion true, complete and correct copies of the Transaction Documents and such other documents as it may reasonably request in connection with or relating to the sale of the Senior Preferred Units and the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Purchaser. There shall not have been any material modification, amendment, supplement or waiver after the date hereof to the Transaction Documents without the prior written consent of the Purchaser, including, but not limited to, any modification, amendment, supplement or waiver relating to the amount or type of consideration to be paid in connection with the transaction and the contents of all disclosure schedules and exhibits.
     3.5A Purchase Permitted by Applicable Laws. The acquisition of and payment for the Senior Preferred Units to be acquired by the Purchaser to fund the Earn-Out Payment and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any Requirement of Law and (b) shall not subject the Purchaser to any penalty under or pursuant to any Requirement of Law.
     3.6A Consents and Approvals. All material consents, exemptions, authorizations or other actions by, or notices to, or filings with, Governmental Authorities and other Persons (including, without limitation, from all franchise regulatory authorities) in respect of all Requirements of Law and Contractual Obligations of the Company required in connection with the execution, delivery or performance by the Company of this Agreement and the other Transaction Documents shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions, except to the extent that the absence of such consent, exemption, authorization or other notice will not reasonably be expected to have a Material Adverse Effect.
     3.7A Disbursement Instructions. The Purchaser shall have received written instructions from the Company to the Purchaser directing the payment of any proceeds of the Senior Preferred Units that are to be paid on the Earn-Out Closing Date.
     3.8A No Material Adverse Effect. No event shall have occurred since the Closing Date, which either (i) has had or could reasonably be expected to have a Material Adverse Effect or (ii) that to the Actual Knowledge of the Company, has had or could reasonably be expected to have a material adverse effect on the properties, assets, liabilities (actual or contingent), business, operations, income or condition (financial or otherwise) of Westaff and its Subsidiaries taken as a whole.

     3.9A Opinion of Counsel. The Purchaser shall have received from legal counsel for the Company, two favorable opinions as of the Earn-Out Closing Date as to each of the Equity Documents and compliance with laws (including Regulation U of the FRB), which opinions shall be substantially in the forms attached as Exhibit E.
     3.10A Litigation. There shall not exist any pending litigation against or involving or, to the Company’s knowledge, investigation of any of the Company, this Agreement and the other Transaction Documents that in the reasonable judgment of the Purchaser would materially adversely affect the Company, taken as a whole, that has not been settled, dismissed, vacated, discharged or terminated prior to the Earn-Out Closing Date.
     3.11 A Unit Certificates; LLC Agreement. The Purchaser shall have received from the Company a Senior Preferred Unit Certificate representing the number of Senior Preferred Units purchased by the Purchaser, such certificate to be in the form of Exhibit D and dated as of the Earn-Out Closing Date. The Purchaser shall have received evidence of the amendment of the LLC Agreement to reflect the additional Senior Preferred Units to be purchased by the Purchaser at the Earn-Out Closing.
     3.12A No Events of Default; No Events of Noncompliance. There shall not have occurred and be continuing any events of default under the Senior Credit Agreement; there shall not have occurred and be continuing any Events of Noncompliance under the LLC Agreement; and there shall not have occurred any breaches or violations of representations, warranties or covenants under this Agreement or any of the other Equity Documents.
     3.12A Earn-Out Funding Notice The Purchaser shall have received an Earn-Out Funding Notice in accordance with the requirements hereof.
ARTICLE IV
CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE
     The obligations of the Company to issue and sell the Senior Preferred Units and to perform its other obligations hereunder shall be subject to the satisfaction as determined by the Company of the following conditions on or before the Closing Date:
     4.1 Representations and Warranties True. The representations and warranties of the Purchaser contained in Section 6 hereof shall be true and correct on and as of the Closing Date as if made on and as of such date.
     4.2 Compliance with this Agreement. The Purchaser shall have performed and complied in all material respects with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchaser on or before the Closing Date.
     4.3 Issuance Permitted by Requirements of Laws. The issuance of the Senior Preferred Units to be issued by the Company hereunder and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any Requirement of Law and (b) shall not subject the Company to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any Requirement of Law.
     4.4 Consents and Approvals. All consents, exemptions, authorizations or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and Contractual Obligations of the Purchaser required in connection with the execution, delivery or performance by the Purchaser or enforcement against the Purchaser of this Agreement shall have been obtained and be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to the Purchaser, as of the Closing Date and as of the Earn-Out. Closing Date, as applicable, after giving effect to the Transactions contemplated by this Agreement and the other Transaction Documents, as follows:
     5.1 Existence, Qualification and Power; Compliance with Laws. The Company (i) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business and (B) execute, deliver and perform its obligations under any applicable Equity Documents, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws; except in any case referred to in clause (ii) (A), (iii) or (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.2 Authorization; No Contravention. The execution, delivery and performance by the Company of each Equity Document has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of the Company’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, (i) any Contractual Obligation to which the Company, or to the Actual Knowledge of the Company, Westaff or any Subsidiary, is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Company, or to the Actual Knowledge of the Company, Westaff or any Subsidiary, or its property is subject or (c) violate any Law (including Regulation U of the FRB). The Company, and to the Actual Knowledge of the Company, Westaff and each Subsidiary thereof, is in compliance with all Contractual Obligations referred to in clause (b)(i) except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Equity Document, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.4 Binding Effect. This Agreement has been, and each other Equity Document, when delivered hereunder, will have been, duly executed and delivered by the Company. This Agreement constitutes, and each other Equity Document when so delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Debtor Relief Laws.
     5.5 No Material Adverse Effect. Since April 14, 2007, (i) there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect and (ii) to the Actual Knowledge of the Company, there has been no change, occurrence or development that has had or could reasonably be expected to have a material adverse effect on the properties, assets, liabilities (actual or contingent), business, operations, income or condition (financial or otherwise) of the Westaff and its Subsidiaries taken as a whole.
     5.6 Litigation. Except as set forth on Schedule 5.6, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company, or to the Actual Knowledge of the Company, Westaff or any Subsidiary of Westaff, or against any of its or, to the Actual Knowledge of the Company, their properties or revenues which (a) purport to affect or pertain to the validity or enforceability of this Agreement or any other Equity Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     5.7 No Default. None of the Company or to the Actual Knowledge of the Company, Westaff or any Subsidiary of Westaff, is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Equity Document.
     5.8 Ownership of Property; Liens. The Company has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company is subject to no Liens, other than Permitted Liens.
     5.9 Environmental Compliance. The Company is in compliance with Environmental Laws except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.10 Insurance. The Company maintains director and officer insurance, in such amounts with such deductibles and covering such risks as are customarily carried by similar holding companies.
     5.11 Taxes. The Company has filed all federal, state and other material tax returns and reports required to be filed, and has paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company that would, if made, have a Material Adverse Effect. The Company is not party to any tax sharing agreement or similar Contractual Obligation.
     5.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401 (a) of the Code has received an opinion letter or a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

     (b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     5.13 Subsidiaries; Equity Interests; Units.
     (a) As of the Closing Date, the Company has no Subsidiaries. As of the Closing Date, the Company does not have any equity investments in any other corporation or entity other than its investment in Westaff and those specifically disclosed in Schedule 5.13(a) and such Equity Interests are fully paid and nonassessable and are owned free and clear of all Liens (other than Permitted Liens).
     (b) Except as set forth on Schedule 5.13(b), as of the Closing Date, (a) the Company has not issued any of its Equity Interests and there are no further subscriptions, contracts or agreements for the issuance or purchase of any other or additional Equity Interests in the Company, either in the form of options, agreements, warrants, calls, convertible securities or other similar rights, (b) the Company is not a party to any “phantom stock”, employee stock option plan, other equity based incentive plan or similar agreement, (c) there are no preemptive or similar rights to purchase or otherwise acquire equity securities of, or interests in, the Company pursuant to any Requirement of Law or Contractual Obligation applicable to the Company and (d) no registration rights under the Securities Act have been granted by the Company with respect to its equity securities or interests.
     (c) When issued in accordance with this Agreement to the Purchaser, the Senior Preferred Units shall be validly issued, fully paid and non-assessable and shall be legally and beneficially owned by the Purchaser, directly or indirectly, free and clear of all Liens.
     5.14 Margin Regulations; Investment Company Act.
     (a) The Company is a holding company formed for the purpose of purchasing or carrying certain Equity Interests of Westaff which is margin stock (within the meaning of Regulation U issued by the FRB). The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. Neither the purchase of the Senior Preferred Units or the use of the proceeds thereof will violate or be inconsistent with the margin regulations set forth in Regulation U issued by the FRB and no part of the proceeds of the Notes will be used to purchase or carry any margin stock (within the meaning of Regulation U issued by the FRB) in violation of the margin regulations set forth in Regulation U issued by the FRB.
     (b) The Company is not an “investment company” under the Investment Company Act of 1940.

     5.15 Disclosure. The Company has disclosed to the Purchaser all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Company to any Purchaser in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Equity Document (in each case, as modified or supplemented by other information so furnished), when all such information is taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.16 Compliance with Law. The Company is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company is in compliance in all material respects with the requirements of the Securities Act and the Exchange Act and all orders, all orders, writs, injunctions and decrees of the Commission applicable to it or to its properties.
     5.17 Intellectual Property. Except as set forth on Schedule 5.17, the Company owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of its businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company, infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.18 Use of Proceeds. Immediately upon receipt thereof by the Company, the proceeds from the issuance of the Senior Preferred Units will be used (i) to repay in full the Company’s obligation under the Refinanced Agreements, and the HIG Bridge Contribution and (ii) to pay costs, fees and expenses payable in connection with the Transactions and the other transactions described herein (including without limitation the Acquisition) or in the other Transaction Documents and (iii) fund the Earn-Out Payment and the costs, fees and expenses payable in connection thereto.
     5.19 Solvency. The (i) Company is and (ii) to the Actual Knowledge of the Company, Westaff and its Subsidiaries taken as a whole are, and after consummation of the transactions contemplated by this Agreement and the other Equity Documents will be, Solvent.
     5.20 Ownership.
     (a) Securities of Westaff. The Company owns good, valid and marketable title to 8,262,696 shares of the outstanding common stock of Westaff representing approximately 49.7%, free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise, other than Permitted Liens. Except as set forth on Schedule 5.20, there are no shareholder agreements or other agreements pertaining to the Company’s beneficial ownership of the common stock of Westaff, including any agreement that would restrict the Company’s right to dispose of such common stock and/or its right to vote such common stock.
     (b) Company Equity Interests. Schedule 5.20 sets forth a true and accurate list as of the Closing Date of each holder of any Equity Interest of the Company, indicating the name of each such holder and the Equity Interest held by each such Person. Except as set forth on Schedule 5.20, there are no shareholders agreements or other agreements pertaining to the Sponsors’ beneficial ownership of the common stock of Company, including any agreement that would restrict the Sponsor’s right to dispose of such common stock and/or its right to vote such common stock.
     5.21 Private Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in Article VI hereof the offer and sale of the Senior Preferred Units are not required to be registered pursuant to the provisions of Section 5 of the Securities Act. Neither the Company nor any of its agents have solicited or will solicit any offers to sell or have offered to sell or will offer to sell all or any part of the Senior Preferred Units to any Person so as to bring the sale of the Senior Preferred Units by the Company within the registration provisions of the Securities Act or any state securities laws.
     5.22 Material Agreements. Schedule 5.22 accurately and completely lists all material agreements to which the Company is a party, including, without limitation, all material indebtedness, material purchase agreements, material customer agreements, material right of way or occupancy agreements, material lease agreements, material consulting agreements, material management agreements and material employment agreements (the “Material Agreements”). All of such Material Agreements are valid, subsisting and in full force and effect except where such failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. None of the Company and, to the Actual Knowledge of the Company, any of the other parties is in material default under any Material Agreement except for any default that could not reasonably be expected to have a Material Adverse Effect. The Company has provided or made available true and complete copies of all such agreements to the Purchasers.
     5.23 Transaction with Affiliates. Except (i) as set forth on Schedule 5.23, (ii) pursuant to the HIG Management Agreements in effect on the Closing Date, (iii) for the payment by Westaff to the Company of certain Board of Directors’ fees, (iv) for the customary reimbursement by Westaff to the Company or the Sponsor of expenses, directors fees, indemnification and similar obligations of the managers of the Company that serve on the board of directors of Westaff, or (v) the reimbursement by the Company of customary expenses, managers’ fees, indemnification and similar obligations (the items in clause (ii) through (v) hereinafter referred to as the “Specified Affiliate Transactions”) there are no Contractual Obligations of the Company to any of the officers, directors, shareholders, Affiliates (including Westaff) or their respective Affiliates, or Related Parties, of the Company other than (i) for payment of normal and customary compensation, (ii) reimbursement for reasonable expenses incurred onbehalf of the Company, and (iii) for standard employee benefits made generally available to all employees of the Company. Except as set forth on Schedule 5.23 and for the Specified Affiliate Transactions, none of the officers, directors, shareholders, employees, Affiliates, or their respective Affiliates or Related Parties, of the Company has incurred indebtedness to the Company. Except as set forth on Schedule 5.23 and for the Specified Affiliate Transactions, none of the officers, directors, shareholders, employees, Affiliates, or their respective Affiliates or Related Parties, of the Company (other than the Sponsor and its Affiliates) has any direct or indirect material ownership interest in any Person with which the Company is affiliated or, to the Company’s best knowledge, with which the Company has a business relationship except that such Person may own stock in publicly traded companies. Other than as set forth on Schedule 5.23 and the Specified Affiliate Transactions, no officer, director, shareholder, Affiliate, or any of their respective Affiliates or Related Parties, of the Company, is, directly or indirectly, a party to or otherwise interested in any material Contractual Obligation with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other Person.
     5.24 Acquisition. The Acquisition has been effected in compliance in all material respects with all applicable Laws and otherwise in accordance with all material provisions of the Acquisition Agreement and the other related agreements, documents and certificates delivered in connection therewith (collectively, the “Acquisition Documents”) and all conditions to the transactions described in the Acquisition Documents have been satisfied in full. All material consents and approvals of any Governmental Agency and all material consents and approvals of any other Person necessary to effectuate the Acquisition have been obtained.
     5.25 Conduct of Business; Liabilities. The Company is a single purpose entity that does not engage in any operations, business or activity other than (a) owning the Equity Interests of the Company, (b) pledging its interests therein to the lenders under the Senior Credit Documents, (c) executing the Equity Documents and the Acquisition Documents and shareholders agreements with respect to Equity Interests issued by the Company, (d) fulfilling its obligations there under and performing other administrative functions incidental to the foregoing, in each case to the extent not otherwise prohibited hereunder. As of the Closing Date, the Company owns no Property (real or personal), other than the Westaff Common Stock.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser hereby represents and warrants to the Company as of the Closing Date as follows:
     6.1 Authorization; No Contravention. The execution, delivery and performance by the Purchaser of each Equity Document (a) is within the Purchaser’s power and authority and has been duly authorized by all necessary corporate action, (b) does not contravene the terms of the Purchaser’s organizational documents or any amendment thereof and (c) will not violate, conflict with or result in any breach or contravention of any material Contractual Obligation of the Purchaser, or any material Requirement of Law directly relating to the Purchaser.
     6.2 Binding Effect. Each Equity Document has been duly executed and delivered by the Purchaser, and each Equity Document constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles relating to enforceability.
     6.3 Accredited Investor; Purchase for Own Account. The Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act. The Senior Preferred Units are being acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the Securities Act or the securities laws of any state, without prejudice, however, to the rights of the Purchaser at all times to sell or otherwise dispose of all or any part of its Senior Preferred Units under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act. If the Purchaser should in the future decide to dispose of its Senior Preferred Units, the Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect.

     6.4 ERISA. Either (i) no part of the funds to be used by the Purchaser to acquire or hold the Senior Preferred Units constitutes assets of any “employee benefit plan” within the meaning of Section 3(3) of ERISA or any “plan” within the meaning of Section 4975 of the Code or (ii) the acquisition and holding of the Senior Preferred Units by Purchaser is exempt from the restrictions on prohibited transactions of ERISA and the Code pursuant to one or more statutory, regulatory or administrative exemptions.
ARTICLE VII
AFFIRMATIVE COVENANTS
     Until such time as the Senior Preferred Units are no longer outstanding or unless otherwise consented to in writing by the Required Holders, the Company shall and shall:
     7.1 Financial Statements. Deliver to the Purchaser (both in writing and by electronic transmission to ldc-fininfo@deshaw.com), in form and detail reasonably satisfactory to the Purchasers (provided, that if such information is readily available through the EDGAR filing database (or a similar successor database), the Company shall not be responsible for physically delivering such information to the Purchasers):
     (a) Westaff Annual Financial Statements. Promptly after Westaff’s Form 10-K is publicly available for any fiscal year of Westaff, but in any event no later than one hundred twenty (120) days after the end of each fiscal year of Westaff, copies of such Form 10-K;
     (b) Westaff Quarterly Financial Statements. Promptly after Westaff’s Form 10-Q is publicly available for any fiscal quarter of Westaff, but in any event no later than seventy-five (75) days after the end of each fiscal quarter of Westaff, copies of such Form 10-Q; and
     (c) Company Quarterly Financial Statements. As soon as available after the end of each fiscal quarter of the Company, a copy of the unaudited interim financial statements of the Company as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and related statements of income and cash flow.
     Documents required to be delivered pursuant to Section 7.1 (a), (b) or (c) may be delivered electronically; provided that the Company shall deliver paper copies of such documents to any Purchaser that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the such Purchaser.
     7.2 Certificates; Other Information. Deliver to the Purchasers (both in writing and by electronic transmission to ldc-fininfo@deshaw.com), in form and detail reasonably satisfactory to the Purchasers (provided, that if such information is readily available through the EDGAR filing database (or a similar successor database), the Company shall not be responsible for physically delivering such information to the Purchasers):
     (a) to the extent publicly available or otherwise Available to the Company or the Sponsor, promptly after any request by the Purchasers) copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Westaff or the Company by independent accountants in connection with the accounts or books of the Company, Westaff or any Subsidiary, or any audit of any of them;
     (b) to the extent publicly available or otherwise Available to the Company or the Sponsor, as soon as available and in any event no less than 60 calendar days after the beginning of each fiscal year, an annual business plan and operating budget for Westaff and its Subsidiaries on a consolidated basis, approved by the board of directors of Westaff, as applicable;
     (c) promptly after the same are publicly available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Westaff and copies of all annual, regular, periodic and special reports and registration statements which Westaff may file with the SEC under Section 13 or 15(d) of the Exchange Act or to a holder of any indebtedness owed by Westaff for any of its Subsidiaries in its capacity as such a holder;
     (d) to the extent publicly available or otherwise Available to the Company or the Sponsor, within 60 days of each fiscal year end, three-year financial forecasts with respect to Westaff and its Subsidiaries, each prepared by the Manager of the Company, each in form satisfactory to the Purchasers, of income statements and cash flow statements; and
     (e) to the extent publicly available or otherwise Available to the Company or the Sponsor concurrently with the delivery thereof to the Company or the Sponsor, any financial reporting packages so delivered by Westaff to the Company or by the Company to the Sponsor, as applicable; and
     (f) to the extent publicly available or otherwise Available to the Company or the Sponsor promptly, such additional information regarding the business, financial or corporate affairs of the Company, Westaff or any Subsidiary, or compliance with the terms of the Senior Credit Documents, as any Purchaser may from time to time reasonably request.
     7.3 Notices. Promptly upon the Company having knowledge notify the Purchasers:
     (a) of the occurrence of any Event of Noncompliance;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (c) of the occurrence of any ERISA Event;
     (d) of any material change in accounting policies or financial reporting practices by the Company, and to the extent publicly available or otherwise available to the Company or the Sponsor, Westaff or any Subsidiary; and
     (e) of the determination by the registered public accounting firm providing the opinion required under Section 7.1(a) (in connection with its preparation of such opinion) or the Company or Westaff’ s determination at any time of the occurrence or existence of any material weakness in, or fraud that involves management or other employees who have a significant role in, the Company’s or Westaff’s internal controls over financial reporting, in each case as described in the Securities Act and/or the Exchange Act and only to the extent applicable to the Company or Westaff.
Each notice pursuant to this Section shall be accompanied by a statement of the Manager of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto, if any. Each notice pursuant to Section 7.2(a) shall describe with particularity any and all provisions of this Agreement and any other Equity Document that have been breached, if any.
     7.4 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property except for Permitted Liens; and (c) all indebtedness, as and when due and payable, except in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     7.5 Preservation of Corporate Existence and Related Matters.
     (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization;
     (b) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (c) Preserve or renew all of its registered patents, trademarks, trade names and service marks, the non preservation or non reissue of which could reasonably be expected to have a Material Adverse Effect; and
     (d) Obtain and maintain in full force and effect all Governmental Approvals and other consents and approvals required at any time in connection with the businesses of the Company if the failure to so obtain and maintain could reasonably be expected to have a Material Adverse Effect.
     7.6 Maintenance of Properties.
     (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and
     (b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     7.7 Use of Proceeds. The proceeds from the issuance of the Senior Preferred Units will be used by the Company to (i) repay in full the Company’s obligation under the Refinanced Agreements and the HIG Bridge Contribution and (ii) to pay costs, fees and expenses payable in connection with the Transactions and the other transactions described herein (including without limitation the Acquisition) or in the other Transaction Documents and (iii) fund the Earn-Out Payment and the costs, fees and expenses payable in connection thereto.
     7.8 Taxes. Pay and discharge all material taxes, assessments and other governmental charges and levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become more than 90 days delinquent.
     7.9 Compliance With Laws. Comply in all material respects with the requirements of all Laws (including, without limitation, Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

     7.10 Compliance with Agreements. Perform and observe, all of its material obligations to the Purchaser, and the holders of the Senior Preferred Units, set forth in this Agreement, and the other Equity Documents to which it is a party and the certificate or articles of incorporation, formation or organization and bylaws or other organizational and governing documents of the Company or any of its Subsidiaries.
     7.11 ERISA. Except as would not be reasonable expected to cause a Material Adverse Effect, comply in all respects with the applicable provisions of ERISA.
     7.12 Replacement/Exchange of Certificates for Units. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Senior Preferred Units and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided if the owner of such units is the Purchaser or an institutional holder, its own unsecured agreement to indemnify shall be deemed satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, at its expense, execute and deliver, in lieu thereof, a new certificate for an equal number of units of Senior Preferred Units. Upon surrender at the office of the Company of any certificate for Senior Preferred Units and at the request of the holder of such units, execute and deliver, at its expense, new certificates for Senior Preferred Units in exchange for such surrendered certificates, in an aggregate number of units equal to the number of units represented by such surrendered certificates. Such new certificates shall be registered in the name of such Person as such holder may request, but only in accordance with the restrictions on assignment set forth in Section 9.3.
ARTICLE VIII
INDEMNIFICATION
     8.1 Indemnification. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless the Purchaser and its Affiliates and its officers, managers, directors, agents, employees, subsidiaries, partners and controlling Persons (each, an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all out-of-pocket losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities (collectively, “Liabilities”) resulting from or arising out of any investigation or proceeding against the Company or any Indemnified Party and arising out of or in connection with this Agreement or any of the Equity Documents, whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, any Indemnified Party because of this Agreement, any other Equity Document or such other documents and the transactions contemplated hereby or thereby, provided, that the Company shall not be liable under this Section 8.1 to an Indemnified Party for any liabilities resulting primarily from any actions that involved the gross negligence or willful misconduct of such Indemnified Party or the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained herein or in the other Equity Documents; and provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Liabilities for which it would otherwise be liable hereunder which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for Liabilities as set forth above, the Company further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Party for all such Liabilities (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Party; provided, that if an Indemnified Party is reimbursed hereunder for any Liabilities, such reimbursement of Liabilities shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Party. The obligations of the Company under this paragraph will survive any transfer of the Senior Preferred Units by the Purchaser. In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Party harmless, then the Company will contribute to amounts paid or payable by such Indemnified Party in respect of such Indemnified Party’s Liabilities in such proportions as appropriately reflect the relative benefits received by and fault of the Company and such Indemnified Party in connection with the matters as to which such Liabilities relate and other equitable considerations.
     8.2 Notification. Each Indemnified Party under this Article VIII will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article VIII, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party under this Article VIII unless, and only to the extent that, such omission results in the Company’s forfeiture of substantive rights or defenses or the Company is otherwise irrevocably prejudiced in defending such proceeding. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to the Company; provided, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which both the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Company’s expense and to control its own defense of such action, claim or proceeding if, (a) the Company has failed to assume the defense and employ counsel as provided herein, (b) the Company has agreed in writing to pay such fees and expenses of separate counsel or (c) in the reasonable opinion of counsel to such Indemnified Party, a conflict or likely conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable, provided, however, that the Company shall not in any event be required to pay the fees and expenses of more than one separate counsel (and if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel). The Company agrees that it will not, without the prior written consent of an Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if such Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Company shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without the prior written consent of the Company. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.
ARTICLE IX
MISCELLANEOUS
     9.1 Survival of Representations, Warranties and Covenants. All of the representations and warranties made herein shall be made only as of the Closing Date and survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchaser, or acceptance of the Senior Preferred Units and payment therefor and shall survive until such time as the Senior Preferred Units have been redeemed in full in cash. All covenants and indemnities made herein shall survive the execution and delivery of this Agreement, and the issuance of the Senior Preferred Units and shall survive until such time as the Senior Preferred Units has been redeemed in full in cash.

     9.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, recognized overnight courier service or personal delivery:
  (a) if to the Company:
DelStaff, LLC
c/o H.I.G. Capital, L.L.C.
811 Boylston Avenue, 11th Floor
Boston, MA 02116
Telephone: (617) 262-8455
Telecopy: (617) 262-1505
Attn: Mr. John Black
          Mr. Michael Phillips
with copies to (which shall not constitute notice):
Greenberg Traurig, LLP
77 West Wacker Drive
Chicago, Illinois 60601
Attention: Mr. Paul Quinn
Fax:(312) 899-0333
  (b) if to Purchaser:
D. E. Shaw Laminar Portfolios, L.L.C.
c/o D. E. Shaw & Co., L.P.
120 West 45th Street, 39th Floor
New York, NY10036
Telephone No.: (713) 292-5404
Telecopier No.: (713) 292-5454
Attention: Ms. Debbie Blank
with a copy to (which shall not constitute notice):
Moore & Van Allen PLLC
100 North Tryon Street, 47th Floor
Charlotte, NC 28202
Attention: Mr. John S. Chinuntdet
Facsimile: (704) 378-1950
     All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.
     9.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Upon any Transfer, the transferee shall, to the extent of such Transfer, be entitled to exercise the rights, and shall be bound by the obligations, of the Purchaser making such Transfer and shall thereafter be deemed a “Purchaser” under this Agreement. The Company may not assign any of its rights under this Agreement without the prior written consent of the Purchaser. Except as provided in Article VIII and this Section 9.3, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents. Nothing in this Agreement shall prevent or prohibit LamPort or any of its Affiliates from pledging its Senior Preferred Units hereunder to a Person licensed by the FRB in support of borrowings made by such Purchaser from such Person licensed by the FRB and any Purchaser which is a fund may pledge all or any portion of its Senior Preferred Units to its trustee in support of its obligations to its trustee. Notwithstanding the foregoing, no purported assignment shall be valid and any such purported assignment shall be null and void unless and until the assignee agrees in writing as part of such assignment that the effectiveness of any such assignment is conditioned upon such assignee’s execution of the LLC Agreement in form reasonably satisfactory to the Company.
     9.4 Remedies Cumulative. No failure or delay on the part of the Company or the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchaser at law, in equity or otherwise.
     9.5 Determinations, Requests or Consents. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure of the Company from the terms of any provision of this Agreement, shall be effective (a)only if it is made or given in writing and signed by the Company and the Required Holders in accordance with this Section 9.5, and (b) only in the specific instance and for the specific purpose for which made or given. All determinations, requests, consents, waivers or amendments to be made by the Purchaser in their opinion or judgment or with their approval or otherwise pursuant to this Agreement shall be made by the holders of at least 51% of the Senior Preferred Units then outstanding (the “Required Holders”).
     9.6 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     9.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     9.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.
     9.9 Jurisdiction. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERE TO ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES THAT ALL SERVICE OF PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SECTION 9.2 OR AT SUCH OTHER ADDRESS OF WHICH THE PARTIES

HERETO SHALL HAVE BEEN NOTIFIED PURSUANT THERETO, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE PARTIES TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH JURISDICTION. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE PURCHASERS TO BRING PROCEEDINGS AGAINST THE OTHER PARTIES HERETO IN THE COURT OF ANY OTHER JURISDICTION.
     9.10 Mutual Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF,CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     9.11 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.
     9.12 Rules of Construction. Unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.
     9.13 Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises,warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement,together with the exhibits hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.
     9.14 Certain Expenses. The Company agrees to pay, and hold the Purchasers harmless against liability for the payment of, (a) the reasonable fees and expenses of their counsel arising in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement, (b) the fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement and the other Equity Documents and the other agreements contemplated hereby or thereby, (c) stamp and other taxes that may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any Securities purchased hereunder, (d) the fees and expenses incurred with respect to the interpretation or enforcement of the rights granted under this Agreement, and the other Equity Documents and the other agreements contemplated hereby or thereby and (e) such reasonable travel expenses, legal fees and other out-of-pocket fees and expenses as have been or may be incurred by or on behalf of any Purchaser or any Affiliate thereof, or any of their respective directors, officers, principals and employees in connection with any Company-related financing or in connection with the employees in connection with any Company-related financing or in connection with the rendering of any other services by any Purchaser or any Affiliate thereof, or any of their respective directors, officers, principals or employees (including, but not limited to, fees and expenses incurred in attending Board of Directors or other Company-related meetings); provided, however, the Company will not be required to pay the fees and expenses of third party advisors to the Purchasers (which shall not include counsel) retained without its consent (such consent not to be unreasonably withheld or delayed). The obligations of the Company under this Section 9.14 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and any redemption or repurchase of the Senior Preferred Units.
     9.15 Publicity. Except as may be required by applicable law (including any regulatory filings or securities filings with any Governmental Authority (including the Commission), none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto (which approval will not be unreasonably withheld). If any announcement is required bylaw to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon. Notwithstanding the foregoing, nothing contained herein shall be construed to prevent Purchaser, as such Purchaser reasonably deems necessary or appropriate in connection with such Purchaser’s obtaining financing from making disclosures to (x) any bank or financial institution and (y)S&P, Moody’s and/or other ratings agency, provided, however, that such bank, financial institution, S&P, Moody’s and/or such other ratings agency agrees to take reasonable steps to maintain the confidentiality of such disclosures.
     9.16 Amendment or Waiver. This Agreement may be amended only if such amendment is consented to in writing by the Company and the Required Holders; provided, however, that, without the prior written consent of each of the Purchasers and the Company, no such agreement shall amend the provisions of this Section 9.16 or the definition of the term “Required Holders.” The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the prior written consent of the Required Holders to such amendment, action or omission to act.
[Signature Pages To Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above Written.

COMPANY; DELSTAFF, LLC
By:	/s/ Michael Phillips
	Name:	Michael Phillips
	Title:	Manager

Signature Page to Senior Preferred Units Securities Purchase Agreement
Delstaff, LLC
June 2007

D. E. SHAW LAMINAR PORTFOLIOS, L.L.C.
By:	/s/ Daniel Posner
	Name:	Daniel Posner
	Title:	Authorized Signatory

Signature Page to Senior Preferred Units Securities Purchase Agreement
Delstaff, LLC
June 2007